EXHIBIT 99.1

Sevcon Reports Financial Results for Second Quarter Fiscal 2015

SOUTHBOROUGH, Mass., May 6, 2015 (GLOBE NEWSWIRE) -- Sevcon, Inc. (Nasdaq:SEV) reported financial results for the second quarter of fiscal 2015 ended April 4, 2015.

Second-Quarter Fiscal 2015 Results Summary

  Revenues increased to $10.34 million, from $9.17 million in the second quarter of fiscal 2014, a 13% increase that reflected increased customer demand for products in the on-road sector. Foreign currency fluctuations decreased reported sales in the second fiscal quarter by $833,000, or 9%, mainly due to a stronger U.S. Dollar compared with both the British Pound and the Euro than in the prior-year period. Excluding the impact of foreign currency, revenues would have been 22% higher than the prior-year period.

  Operating income was $674,000, compared with operating income of $196,000 in the second quarter last year. Excluding the net favorable impact of foreign currency, operating income would have been $186,000.

  There was a charge to consolidated income in the second quarter of $200,000 to record the change in the fair value of foreign exchange contracts accounted for as cash flow hedges.

  There was an income tax charge of $65,000 in the second quarter of fiscal 2015, compared with a benefit of $23,000 in the year-earlier quarter.

  Net income attributable to common stockholders was $539,000, or $0.16 per share, after a preference share dividend of $114,000 or $0.02 per share, compared with net income of $162,000, or $0.05 per share, a year earlier. Excluding the $159,000 after-tax impact of the charge for the change in the value of derivative contracts, net income for the quarter would have been $698,000, or $0.20 per share.

Six Month Fiscal 2015 Result Summary

  Revenues were $20.27 million, compared with $18.22 million in the first six months of fiscal 2014. Foreign currency fluctuations decreased reported sales in the first half of the year by $1.1 million, or 6%, mainly due to a stronger U.S. Dollar compared with both the British Pound and the Euro than in the prior-year period. Excluding the impact of foreign currency, revenues would have been 17% higher than the prior-year period.

  Operating income was $956,000, compared with operating income of $906,000 in the first six months of last year. Excluding the net favorable impact of foreign currency in the period, operating income in the first six months of 2015 would have been $232,000.

  There was a charge to consolidated income in first six months of fiscal 2015 of $200,000 to record the change in the fair value of foreign currency contracts accounted for as cash flow hedges.

  There was an income tax charge of $105,000 in the second quarter of fiscal 2015, compared with an income tax charge of $98,000 in the prior-year period.

  Net income attributable to common stockholders was $710,000, or $0.21 per share, after a preference share dividend of $225,000 or $0.05 per share, compared with net income of $650,000, or $0.19 per share, for the first six months of fiscal 2014. Excluding the $159,000 after-tax impact of the charge for the change in the value of derivative contracts, net income for the period would have been $869,000, or $0.25 per share.

Management Comments

"The second quarter saw us continue to build momentum in our markets," said President and CEO Matt Boyle. "Sales were up 13% from the second quarter of fiscal 2014. Foreign exchange was a major factor, which decreased both reported revenues and expenses. Nearly all of our growth this quarter was driven by increased customer demand for the flexible and easily adaptable power train solutions we have been developing for an expanding range of on-road applications. Although the majority of our incremental Q2 on-road sales were for electric and hybrid vehicle applications, we see growing demand for our next generation of products in other electrification applications such as hybridisation for improved performance and efficiency. We see the operating results that Sevcon delivered in the second quarter as an indicator of the performance we can expect for the foreseeable future," added Boyle.

"We believe that our traditional off-road industrial markets will continue to be a proxy for global economic trends, and we have initiatives underway to accelerate our growth in those sectors against that backdrop. In the on-road sector, our higher investment in our engineering and technical innovation has enabled us to forge strong partnerships with some of the largest companies in the world. We have the opportunity to write the next chapter of Sevcon's growth by capitalizing on the opportunities we see emerging in electrification. We believe that our core technology platforms can be applied and sold across multiple, higher-growth markets as the world transitions to electrification. Sevcon's flexible, adaptable solutions strategy creates a wide variety of customer-specific products that can lower our production costs through larger volumes, protect our present margins, and create opportunities for organic growth."

Second-Quarter Fiscal 2015 Conference Call Details

Sevcon has scheduled a conference call to review its results for the second quarter of fiscal 2015 tomorrow, May 7, 2015 at 9:00 a.m. ET. Those who wish to listen to the conference call webcast should visit the investor relations section of the company's website at www.sevcon.com. The live call also can be accessed by dialing (877) 407-5790 or (201) 689-8328 prior to the start of the call. If you are unable to listen to the live call, the webcast will be archived on the company's website.

Second Quarter Fiscal 2015 Financial Highlights
(In thousands except per-share data)
	Three months ended		Six months ended
	(Unaudited)		(Unaudited)
	April 4, 2015	March 29, 2014	April 4, 2015	March 29, 2014
Revenues	$ 10,340	$ 9,170	$ 20,273	$ 18,219
Operating income	674	196	956	906
Interest income	11	1	16	1
Interest expense	(14)	(19)	(40)	(35)
Foreign currency gain (loss)	235	(39)	279	(124)
Change in fair value of cash flow hedges	(200)	--	(200)	--
Income before income taxes	706	139	1,011	748
Income taxes (provision) benefit	(65)	23	(105)	(98)
Net income	641	162	906	650
Net loss attributable to non-controlling interest	12	--	29	--
Net income attributable to Sevcon, Inc. and subsidiaries	653	162	935	650
Series A Preference Share dividends	(114)	--	(225)	--
Net income attributable to common stockholders	539	162	710	650
Basic income per share	$ 0.16	$ 0.05	$ 0.21	$ 0.19
Diluted income per share	$ 0.14	$ 0.05	$ 0.19	$ 0.19
Average shares outstanding - Basic	3,466	3,401	3,446	3,388
Average shares outstanding - Diluted	4,912	3,491	4,903	3,452

Summarized Balance Sheet Data
	(in thousands of dollars)
	April 4, 2015	September 30, 2014
	(unaudited)	(derived from audited statements)
Cash and cash equivalents	$ 8,645	$ 11,238
Receivables	7,235	6,877
Inventories	6,438	6,258
Prepaid expenses and other current assets	2,471	1,747
Total current assets	24,789	26,120
Long-term assets	6,949	7,847
Total assets	$ 31,738	$ 33,967

Current liabilities	$ 6,181	$ 6,276
Liability for pension benefits	8,406	9,529
Other long-term liabilities	--	1,700
Stockholders' equity	17,061	16,342
Non-controlling interest	90	120
Total liabilities and stockholders' equity	$ 31,738	$ 33,967

About Sevcon, Inc.

Sevcon is a world leader in the design and manufacture of controls for zero emission electric and hybrid vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions, and to optimize the energy consumption of the vehicle's power source. Sevcon supplies customers throughout the world from its operations in the USA, the UK, France, Germany, Italy and the Asia Pacific region and through an international dealer network. Sevcon's customers operate in diverse markets and include manufacturers of electric motors, cars, trucks, buses, motorcycles, fork lift trucks, aerial lifts, mining vehicles, agricultural tractors and implements, and other electrically powered vehicles and systems. For more information, visit www.sevcon.com.

Forward-Looking Statements

Statements in this release about Sevcon's future financial results are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those we anticipate. In particular: capital markets are cyclical and weakness in the United States and international economies may harm our business; global demand for electric vehicles incorporating our products may not grow as much as we expect; our customers' products may not be as successful as those of other entrants in the electric vehicle market who are supplied by our competitors; we may not be able to attract and retain the level of high quality engineering staff that we need to develop the new and improved products we need to be successful; we are dependent on a few key suppliers and subcontractors for most components, sub-assemblies and finished products, and we may not be able to establish alternative sources of supply in time if supplies are interrupted; we may not be able to raise the capital we anticipate needing to grow our business; and companies we acquire may be more costly to acquire and integrate, or may not generate as much revenue and earnings, as we anticipate. Please see the Company's most recent Forms 10-K and 10-Q on file with the SEC for further information regarding Sevcon's risk factors.

CONTACT: David Calusdian
         Sharon Merrill Associates
         1 (617) 542 5300
         SEV@InvestorRelations.com

         Matt Boyle
         President and CEO
         1 (508) 281 5503
         matt.boyle@Sevcon.com